Exhibit 99.1

Moody's Corporation Reports Results for Second-Quarter 2015

  2Q15 revenue up 5% from 2Q14 to $918.1 million; up 10% on a constant currency basis
  2Q15 operating income up 2% from 2Q14 to $419.3 million; up 7% on a constant currency basis
  2Q15 EPS of $1.28 up 14% from 2Q14 non-GAAP EPS of $1.12, which excluded the $0.36 ICRA Gain
  Reaffirming FY 2015 GAAP EPS guidance of $4.55 to $4.65

NEW YORK--(BUSINESS WIRE)--July 24, 2015--Moody’s Corporation (NYSE:MCO) today announced results for the second-quarter 2015.

SECOND-QUARTER 2015 HIGHLIGHTS

Moody’s Corporation reported revenue of $918.1 million for the three months ended June 30, 2015, up 5% from $873.5 million for the same period of 2014.

Operating expenses totaled $498.8 million, up 8% from $461.8 million, and operating income was $419.3 million, up 2% from $411.7 million. Adjusted operating income (operating income before depreciation and amortization) was $447.2 million, up 3% from $434.0 million. Operating margin for the second-quarter 2015 was 45.7% and adjusted operating margin was 48.7%.

EPS of $1.28 was up 14% from second-quarter 2014 non-GAAP EPS of $1.12, which excluded a $103 million non-cash, pre-tax gain, or $0.36 per share, resulting from Moody’s acquisition of a controlling interest in ICRA Ltd. in the second-quarter of 2014 (the “ICRA Gain”).

“Moody’s achieved 5% revenue growth in the second quarter due to strong US performance, partially offset by challenging European conditions,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “We are reaffirming our 2015 earnings per share guidance of $4.55 to $4.65 despite uneven global growth and foreign currency volatility.”

MCO SECOND-QUARTER 2015 REVENUE UP 5%

Moody’s Corporation reported global revenue of $918.1 million for the second-quarter 2015, up 5% from the second-quarter 2014. Foreign currency translation unfavorably impacted revenue by 5%. US revenue was $545.9 million, up 18% from $461.1 million, while non-US revenue was $372.2 million, down 10% from $412.4 million. Revenue generated outside the US constituted 41% of total revenue, versus 47% in the year-ago period.

MIS Second-Quarter Revenue Up 2%

Global revenue for Moody’s Investors Service (MIS) for the second-quarter 2015 was $639.2 million, up 2% from the prior-year period. Foreign currency translation unfavorably impacted MIS revenue by 5%. US revenue was $412.0 million, up 17%, while non-US revenue was $227.2 million, down 17%.

Global corporate finance revenue was $319.6 million, essentially flat to the prior-year period. This result reflected strong US investment-grade issuance primarily from increased M&A activity, largely offset by lower levels of non-US speculative grade issuance as well as a challenging prior-year comparable in Europe. US corporate finance revenue increased 18%, while non-US revenue decreased 25%.

Global structured finance revenue totaled $121.2 million, up 10% from a year earlier, primarily the result of strength in US structured credit, RMBS and commercial real estate finance. Structured finance US revenue was up 20%, while non-US revenue was down 10%.

Global financial institutions revenue was $90.4 million, down 2% compared to the prior-year period. US financial institutions revenue was up 10%, while non-US revenue was down 9%.

Global public, project and infrastructure finance revenue was $99.9 million, up 2% over the prior-year period. Increased US public finance issuance was partially offset by a decline in global project and infrastructure revenue against a strong prior-year comparable. US public, project and infrastructure finance revenue was up 10%, while non-US revenue was down 11%.

MA Second-Quarter Revenue Up 12%

Global revenue for Moody’s Analytics (MA) for second-quarter 2015 was $278.9 million, up 12% from second-quarter 2014. Foreign currency translation unfavorably impacted MA revenue by 6%. MA’s US revenue was $133.9 million, up 23%, and its non-US revenue was $145.0 million, up 4%.

Global revenue from research, data and analytics (RD&A) was $157.5 million, up 11% from the prior-year period. Growth was mainly due to the October 2014 acquisition of Lewtan Technologies as well as strong performance in the credit research and content licensing businesses. US RD&A revenue was up 19%, while non-US revenue was up 2%.

Global enterprise risk solutions (ERS) revenue of $83.2 million was up 24%, resulting from strong project delivery across all product offerings as well as the July 2014 acquisition of WebEquity Solutions. US ERS revenue was up 44%, while non-US revenue was up 14%.

Global revenue from professional services of $38.2 million was down 4% from the prior-year period, primarily due to the year-over-year decline of the Canadian dollar as well as the effect of exiting certain Copal Amba product lines in late 2014. US professional services revenue was up 10%, while non-US revenue was down 10%.

SECOND-QUARTER 2015 EXPENSE UP 8%

Second-quarter 2015 expense for Moody’s Corporation was $498.8 million, up 8% from the prior-year period, primarily due to expenses from our 2014 acquisitions as well as compensation costs associated with new hires and merit increases. Foreign currency translation favorably impacted expense by 5%.

Operating income was $419.3 million, up 2% from $411.7 million. Foreign currency translation unfavorably impacted operating income by 5%. Adjusted operating income of $447.2 million increased 3% from the prior-year period. The operating margin was 45.7%, down from 47.1%. The adjusted operating margin was 48.7%, down from 49.7%. These margin declines resulted from the added expense of our 2014 acquisitions as well as the unfavorable impact of foreign currency translation.

Moody’s effective tax rate was 30.4% for second-quarter 2015, compared with 33.1% for the prior-year period. The year-over-year reduction was due to a favorable tax ruling from New York State and a change in the New York City tax law regarding income apportionment.

MCO FIRST HALF 2015 REVENUE UP 9%

For Moody’s Corporation overall, global revenue was $1.8 billion for the first half of 2015, up 9% from the first half of 2014. Foreign currency translation unfavorably impacted revenue by 5%. US revenue was $1.1 billion, up 18%, while non-US revenue was $0.7 billion, down 2%.

MIS First Half Revenue Up 8%

Revenue at MIS totaled $1.2 billion for the first half of 2015, up 8% from the prior-year period. Foreign currency translation unfavorably impacted MIS revenue by 5%. US revenue was $783.5 million, up 17%. Non-US revenue was $458.0 million, down 6%, and represented 37% of MIS revenue, down from 42% in the first half of 2014.

MA First Half Revenue Up 11%

MA revenue totaled $542.2 million for the first half of 2015, up 11% from the prior-year period. Foreign currency translation unfavorably impacted MA revenue by 6%. US revenue of $262.2 million increased 20%. Non-US revenue was $280.0 million, up 4%, and constituted 52% of MA revenue, down from 55% in the first half of 2014.

FIRST HALF 2015 EXPENSE UP 11%

Expense for Moody’s Corporation for the first half of 2015 was $993.1 million, up 11% from the prior year. Foreign currency translation favorably impacted expense by 4%.

Operating income was $790.6 million, up 6% from the first half of 2014. Foreign currency translation unfavorably impacted operating income by 6%. Adjusted operating income of $847.1 million increased 7% from the prior-year period. Moody’s operating margin was 44.3%, down from 45.4%, and its adjusted operating margin was 47.5%, down from 48.2%.

The effective tax rate for the first half of 2015 was 31.5%, consistent with the first half of 2014.

2015 CAPITAL ALLOCATION AND LIQUIDITY

2.2 Million Shares Repurchased in Second-Quarter

During second-quarter 2015, Moody’s repurchased 2.2 million shares at a total cost of $234.9 million, or an average cost of $107.35 per share, and issued 0.4 million shares as part of its employee stock-based compensation plans. Over the first half of 2015, Moody’s repurchased 6.0 million shares at a total cost of $600.7 million, or an average cost of $99.61 per share.

Outstanding shares as of June 30, 2015, totaled 200.3 million, down 5% from the prior year. As of June 30, 2015, Moody’s had $1.0 billion of share repurchase authority remaining.

At quarter-end, Moody’s had $3.1 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.0 billion, up $88.2 million. Free cash flow in the first six months of 2015 was $553.7 million, up 32% from the first six months of 2014, primarily due to changes in working capital.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2015

Moody’s outlook for 2015 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) and the euro (€) of $1.57 to £1 and $1.11 to €1, respectively.

Certain components of Moody’s 2015 guidance have been modified to reflect the Company’s current view of business conditions, as follows:

Global MIS revenue for full-year 2015 is still expected to increase in the mid-single-digit percent range. However, US revenue is now expected to increase in the low-double-digit percent range, while non-US revenue is now expected to be approximately flat. Within MIS, structured finance revenue is now expected to grow in the mid-single-digit percent range and public, project and infrastructure finance revenue is now expected to increase in the low-double-digit percent range.

Global MA revenue for full-year 2015 is still expected to increase in the mid-single-digit percent range. Within MA, professional services revenue is now expected to decrease in the high-single-digit percent range.

The effective tax rate is now expected to be approximately 31% to 32% and capital expenditures are now expected to be approximately $100 - $110 million.

A full summary of Moody’s guidance as of July 24, 2015 is included in Table 12 - 2015 Outlook at the end of this press release.

CONFERENCE CALL

Moody’s will hold a conference call to discuss second-quarter 2015 results as well as its 2015 outlook on July 24, 2015, at 11:30 a.m. EDT. Individuals within the US and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. EDT. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 3:30 p.m. EDT, August 22, 2015.

A replay of the teleconference will be available from 3:30 p.m. EDT on July 24, 2015 until 3:30 p.m. EDT on August 22, 2015. The replay can be accessed from within the US and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 2759861.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE:MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.3 billion in 2014, employs approximately 10,200 people worldwide and maintains a presence in 35 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2015 and other forward-looking statements in this release are made as of July 24, 2015, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the level of merger and acquisition activity in the US and abroad; the uncertain effectiveness and possible collateral consequences of US and foreign government initiatives to respond to the current world-wide credit market disruptions and economic slowdown; concerns in the marketplace affecting Moody’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new US, state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to Moody’s rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of Moody’s operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those Legacy Tax Matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and US laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months End
	June 30,		June 30,

	2015	2014	2015	2014
Amounts in millions, except per share amounts

Revenue	$918.1	$873.5	$1,783.7	$1,640.7

Expenses:
Operating	243.9	222.1	488.3	438.1
Selling, general and administrative	227.0	217.4	448.3	412.5
Depreciation and amortization	27.9	22.3	56.5	45.4
Total expenses	498.8	461.8	993.1	896.0

Operating income	419.3	411.7	790.6	744.7
Non-operating (expense) income, net
Interest (expense) income, net	(31.9)	(26.0)	(61.2)	(49.8)
Other non-operating (expense) income, net	(8.2)	(3.3)	(5.7)	(0.9)
ICRA Gain	-	102.8	-	102.8
Total non-operating (expense) income, net	(40.1)	73.5	(66.9)	52.1
Income before provision for income taxes	379.2	485.2	723.7	796.8
Provision for income taxes	115.1	160.8	228.3	250.7
Net income	264.1	324.4	495.4	546.1
Less: net income attributable to noncontrolling interests	2.4	5.2	3.6	8.9
Net income attributable to Moody's Corporation	$261.7	$319.2	$491.8	$537.2

Earnings per share attributable to Moody's common shareholders
Basic	$1.30	$1.51	$2.43	$2.52
Diluted	$1.28	$1.48	$2.39	$2.47

Weighted average number of shares outstanding
Basic	201.3	212.0	202.0	213.0
Diluted	204.4	215.7	205.4	217.1

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Amounts in millions	2015	2014	2015	2014

Moody's Investors Service
Corporate Finance	$319.6	$320.9	$618.3	$585.3
Structured Finance	121.2	110.6	222.5	205.9
Financial Institutions	90.4	92.2	184.2	177.6
Public, Project and Infrastructure Finance	99.9	98.0	200.6	178.7
MIS Other*	8.1	3.3	15.9	6.6
Intersegment royalty	23.7	21.9	46.0	43.4
Sub-total MIS	662.9	646.9	1,287.5	1,197.5
Eliminations	(23.7)	(21.9)	(46.0)	(43.4)
Total MIS revenue	639.2	625.0	1,241.5	1,154.1

Moody's Analytics
Research, Data and Analytics	157.5	141.4	307.1	279.0
Enterprise Risk Solutions	83.2	67.2	160.3	127.0
Professional Services	38.2	39.9	74.8	80.6
Intersegment revenue	3.1	3.3	6.4	6.6
Sub-total MA	282.0	251.8	548.6	493.2
Eliminations	(3.1)	(3.3)	(6.4)	(6.6)
Total MA revenue	278.9	248.5	542.2	486.6
Total Moody's Corporation revenue	$918.1	$873.5	$1,783.7	$1,640.7

Moody's Corporation revenue by geographic area
United States	$545.9	$461.1	$1,045.7	$886.7
International	372.2	412.4	738.0	754.0

	$918.1	$873.5	$1,783.7	$1,640.7

*Pursuant to the acquisition of ICRA Ltd. (ICRA) in 2014, the Company realigned certain components of its presentation of revenue by LOB. Beginning in the fourth quarter of 2014, ICRA’s non-ratings revenue was combined with non-ratings revenue associated with Moody’s majority ownership of Korea Investors Service (KIS) to form the “MIS Other” LOB. Non-ratings revenue from KIS was previously reported in MA’s RD&A LOB. Expenses relating to ICRA’s and KIS’s non-ratings revenue are now reported in the MIS segment. The prior year comparative results have been reclassified to reflect this realignment.

Table 3 - Supplemental Revenue Reclassification (Unaudited)

The following table summarizes the 2014 impact of the reclassification of non-ratings revenue associated with Moody's majority ownership of KIS, which was formerly reported in MA's RD&A LOB, to the MIS Other LOB.

	Three Months Ended			Six Months Ended
	June 30, 2014			June 30, 2014

Amounts in millions	As Reported	Reclassification	As Reclassified	As Reported	Reclassification	As Reclassified

Moody's Investors Service
Corporate Finance	$320.9	$-	$320.9	$585.3	$-	$585.3
Structured Finance	110.6	-	110.6	205.9	-	205.9
Financial Institutions	92.2	-	92.2	177.6	-	177.6
Public, Project and Infrastructure Finance	98.0	-	98.0	178.7	-	178.7
MIS Other	-	3.3	3.3	-	6.6	6.6
Total MIS revenue	621.7	3.3	625.0	1,147.5	6.6	1,154.1

Moody's Analytics
Research, Data and Analytics	144.7	(3.3)	141.4	285.6	(6.6)	279.0
Enterprise Risk Solutions	67.2	-	67.2	127.0	-	127.0
Professional Services	39.9	-	39.9	80.6	-	80.6
Total MA revenue	251.8	(3.3)	248.5	493.2	(6.6)	486.6

Total Moody's Corporation revenue	$873.5	$-	$873.5	$1,640.7	$-	$1,640.7

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited)

	June 30,	December 31,
	2015	2014
Amounts in millions
Cash and cash equivalents	$ 1,538.6	$1,219.5
Short-term investments	508.9	458.1
Total current assets	3,064.0	2,686.4
Non-current assets	1,935.5	1,982.6
Total assets	4,999.5	4,669.0
Total current liabilities	1,124.8	1,199.7
Total debt (1)	3,106.1	2,547.3
Other long-term liabilities	872.0	879.1
Total shareholders' (deficit) equity*	(103.4)	42.9
Total liabilities and shareholders' equity	4,999.5	4,669.0

Actual number of shares outstanding	200.3	204.4

* The decrease primarily reflects share repurchases and FX translation losses partially offset by net income in the first six months of 2015.

	June 30,	December 31,
(1) Total debt consists of the following:	2015	2014
Series 2007-1 Notes due 2017	$ 300.0	$300.0
2010 Senior Notes due 2020 (a)	504.7	503.8
2012 Senior Notes due 2022 (b)	497.0	496.9
2013 Senior Notes due 2024 (c)	497.6	497.5
2014 Senior Notes due 2019 (d)	451.3	450.7
2014 Senior Notes due 2044 (e)	298.4	298.4
2015 Senior Notes due 2027 (f)	557.1	-

Total debt	$ 3,106.1	$2,547.3

(a) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount and include a $6.5 million and a $5.8 million adjustment relating to the fair value of an interest rate hedge at June 30, 2015 and December 31, 2014, respectively
(b) Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount
(c) Represents $500 million of 4.9% publicly traded Senior Notes which mature on February 15, 2024; the notes were offered to the public at 99.431% of the face amount
(d) Represents $450 million of 2.75% publicly traded Senior Notes which mature on July 15, 2019; the notes were offered to the public at 99.838% of the face amount and include a $1.9 million and a $1.4 million adjustment relating to the fair value of an interest rate hedge at June 30, 2015 and December 31, 2014, respectively
(e) Represents $300 million of 5.25% publicly traded Senior Notes which mature on July 15, 2044; the notes were offered to the public at 99.462% of the face amount
(f) Represents €500 million of 1.75% publicly traded Senior Notes which mature on March 9, 2027

Table 5 - Non-operating (expense) income, net

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2015	2014	2015	2014
Amounts in millions

Interest expense, net:
Expense on borrowings	$(30.7)	$(25.6)	$(59.0)	$(51.7)
Income	2.3	1.7	4.2	3.3
UTPs and other tax related liabilities	(3.5)	(2.1)	(6.7)	(1.5)
Interest Capitalized	-	-	0.3	0.1
Total interest expense, net	$(31.9)	$(26.0)	$(61.2)	$(49.8)
Other non-operating (expense) income, net:
FX gain/(loss)	$(12.2)	$(7.1)	$(12.2)	$(6.1)
Joint venture income (loss)	3.4	3.5	5.3	5.3
Other	0.6	0.3	1.2	(0.1)
Other non-operating income (expense), net	(8.2)	(3.3)	(5.7)	(0.9)
ICRA Gain	-	102.8	-	102.8
Total non-operating (expense) income, net	$(40.1)	$73.5	$(66.9)	$52.1

Table 6 - Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization.

	Three Months Ended June 30,
	2015				2014
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$662.9	$282.0	$(26.8)	$918.1	$646.9	251.8	(25.2)	$873.5
Operating, selling, general and administrative expense	287.0	210.7	(26.8)	470.9	271.7	193.0	(25.2)	439.5
Adjusted operating income	375.9	71.3	-	447.2	375.2	58.8	-	434.0

Depreciation and amortization	15.8	12.1	-	27.9	11.4	10.9	-	22.3
Operating income	$360.1	$59.2	$-	$419.3	$363.8	$47.9	$-	$411.7
Adjusted operating margin	56.7%	25.3%		48.7%	58.0%	23.4%		49.7%
Operating margin	54.3%	21.0%		45.7%	56.2%	19.0%		47.1%

	Six Months Ended June 30,
	2015				2014
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$1,287.5	$548.6	$(52.4)	$1,783.7	$1,197.5	493.2	$(50.0)	$1,640.7
Operating, selling, general and administrative expense	568.3	420.7	(52.4)	936.6	520.3	380.3	(50.0)	850.6
Adjusted operating income	719.2	127.9	-	847.1	677.2	112.9	-	790.1
Depreciation and amortization	31.8	24.7	-	56.5	22.8	22.6	-	45.4
Operating income	$687.4	$103.2	$-	$790.6	$654.4	$90.3	$-	$744.7
Adjusted operating margin	55.9%	23.3%		47.5%	56.6%	22.9%		48.2%
Operating margin	53.4%	18.8%		44.3%	54.6%	18.3%		45.4%

Table 7 - Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes, shelf registrations and other non-rating subscription based revenue. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and outsourced research and analytical engagements.

	Three Months Ended June 30,
	2015			2014
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$232.8	$86.8	$319.6	$238.5	$82.4	$320.9
	73%	27%	100%	74%	26%	100%
Structured Finance	$80.3	$40.9	$121.2	$70.0	$40.6	$110.6
	66%	34%	100%	63%	37%	100%
Financial Institutions	$32.8	$57.6	$90.4	$32.5	$59.7	$92.2
	36%	64%	100%	35%	65%	100%
Public, Project and Infrastructure Finance	$62.2	$37.7	$99.9	$61.8	$36.2	$98.0
	62%	38%	100%	63%	37%	100%
MIS Other	$4.1	$4.0	$8.1	-	$3.3	$3.3
	51%	49%	100%	-	100%	100%
Total MIS	$412.2	$227.0	$639.2	$402.8	$222.2	$625.0
	64%	36%	100%	64%	36%	100%
Moody's Analytics	$67.1	$211.8	$278.9	$58.8	$189.7	$248.5
	24%	76%	100%	24%	76%	100%
Total Moody's Corporation	$479.3	$438.8	$918.1	$461.6	$411.9	$873.5
	52%	48%	100%	53%	47%	100%

	Six Months Ended June 30,
	2015			2014
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$446.3	$172.0	$618.3	$426.3	$159.0	$585.3
	72%	28%	100%	73%	27%	100%
Structured Finance	$142.1	$80.4	$222.5	$125.8	$80.1	$205.9
	64%	36%	100%	61%	39%	100%
Financial Institutions	$70.6	$113.6	$184.2	$61.5	$116.1	$177.6
	38%	62%	100%	35%	65%	100%
Public, Project and Infrastructure Finance	$126.7	$73.9	$200.6	$104.8	$73.9	$178.7
	63%	37%	100%	59%	41%	100%
MIS Other	$7.4	$8.5	$15.9	-	$6.6	$6.6
	47%	53%	100%	-	100%	100%
Total MIS	$793.1	$448.4	$1,241.5	$718.4	$435.7	$1,154.1
	64%	36%	100%	62%	38%	100%
Moody's Analytics	$127.7	$414.5	$542.2	$113.3	$373.3	$486.6
	24%	76%	100%	23%	77%	100%
Total Moody's Corporation	$920.8	$862.9	$1,783.7	$831.7	$809.0	$1,640.7
	52%	48%	100%	51%	49%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 8 - Non-GAAP diluted earnings per share attributable to Moody's common shareholders:

The Company presents this non-GAAP measure to exclude the impact of the ICRA Gain in the second quarter of 2014 to allow for a more meaningful comparison of Moody’s diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

(amounts in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Diluted EPS - GAAP	$1.28	$1.48	$2.39	$2.47
ICRA Gain	-	(0.36)	-	(0.36)
Diluted EPS - Non-GAAP	$1.28	$1.12	$2.39	$2.11

Table 9 - Adjusted Operating Income and Adjusted Operating Margin:

The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in millions)	2015	2014	2015		2014
Operating income	$419.3	$411.7	$	790.6	$	744.7
Depreciation & amortization	27.9	22.3		56.5		45.4
Adjusted operating income	$447.2	$434.0	$	847.1	$	790.1
Operating margin	45.7%	47.1%		44.3%		45.4%
Adjusted operating margin	48.7%	49.7%		47.5%		48.2%

	Full-Year Ended December 31, 2015
Operating margin guidance	Approximately 43%
Depreciation and amortization	Approximately 3%
Adjusted operating margin guidance	Approximately 46%

Table 10 - Free Cash Flow:

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Six Months Ended June 30,
(amounts in millions)	2015	2014
Net cash flows from operating activities	$594.4	$458.0
Capital additions	(40.7)	(38.8)
Free cash flow	$553.7	$419.2
Net cash used in investing activities	$(91.8)	$(113.4)
Net cash used in financing activities	$(157.6)	$(501.2)

	Full-Year Ended December 31, 2015
Net cash flows from operating activities guidance	Approximately $1.1 billion
Capital additions guidance	Approximately $100 - $110 million
Free cash flow guidance	Approximately $1.0 billion

Table 11 - Constant Currency Measures:

The Company presents revenue and expense growth on a constant currency basis because management deems this metric to be a useful measure of assessing the operations of the Company in times of foreign exchange rate volatility. Constant currency measures exclude the impact of changes in foreign exchange rates on operating results. The Company calculates the dollar impact of foreign exchange as the difference between the translation of its current period non-US dollar functional currency results using prior comparative period weighted average foreign exchange translation rates and current year as reported results. Growth rates on a constant currency basis are determined based on the difference between current period revenue and expenses translated using prior period comparative weighted average exchange rates and prior period as reported results divided by prior as reported results. Below is a reconciliation of the Company’s reported revenue and expense changes to the changes on a constant currency basis:

Three Months Ended June 30, 2015

	MCO		MCO
	Revenue		Operating Income
	$	%	$	%
Reported change	44.6	5%	7.6	2%
FX impact	42.8	5%	22.1	5%
Constant currency change	87.4	10%	29.7	7%

Table 12 - 2015 Outlook

Moody’s outlook for 2015 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Moody’s guidance, which is presented in the table below, assumes foreign currency translation at end-of-quarter exchange rates.

Full-year 2015 Moody's Corporation guidance
MOODY'S CORPORATION	Current guidance as of July 24, 2015	Last publicly disclosed guidance on May 1, 2015
Revenue	growth in the mid-single-digit percent range	NC
Operating Expenses	growth in the mid-single-digit percent range	NC
Depreciation & amortization	Approximately $120 million	NC
Operating Margin	Approximately 43%	NC
Adjusted Operating Margin	Approximately 46%	NC
Effective tax rate	Approximately 31% - 32%	Approximately 32% - 33%
GAAP EPS	$4.55 to $4.65	NC
Capital expenditures	Approximately $100 - $110 million	Approximately $110 - $115 million
Free cash flow	Approximately $1 billion	NC
Share repurchases	Approximately $1 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)	NC

Full-year 2015 revenue guidance
MIS	Current guidance as of July 24, 2015	Last publicly disclosed guidance on May 1, 2015
MIS global	growth in the mid-single-digit percent range	NC
MIS U.S.	growth in the low-double-digit percent range	growth in the high-single-digit percent range
MIS Non-U.S.	Approximately flat	growth in the low-single-digit percent range
Corporate finance	growth in the mid-single-digit percent range	NC
Structured finance	growth in the mid-single-digit percent range	growth in the low-single-digit percent range
Financial institutions	growth in the low-single-digit percent range	NC
Public, project and infrastructure finance	growth in the low-double-digit percent range	growth in the high-single-digit percent range
MA
MA global	growth in the mid-single-digit percent range	NC
MA U.S.	growth in the low-double-digit percent range	NC
MA Non-U.S.	growth in the low-single-digit percent range	NC
Research, data and analytics	growth in the high-single-digit percent range	NC
Enterprise risk solutions	growth in the mid-single-digit percent range	NC
Professional services	decrease in the high-single-digit percent range	decrease in the low-single-digit percent range
NC- There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.

CONTACT:
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com
or
Salli Schwartz
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com